Exhibit 10.15

July 2, 2015

Juliette Rizkallah

263 Coronado

San Carlos, California 94070

Dear Juliette:

I am excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”). Your skills and abilities will be a great addition to the team and I look forward to working with you. This letter confirms the details of SailPoint’s offer of employment as the Chief Marketing Officer with a proposed start date on or before July 27, 2015.

1.

Compensation. Your annual base salary will be $260,000; paid semi-monthly (on the 15th and last day of each month) consistent with our standard payroll procedures, and reduced by payroll deductions and all required withholdings.

You will also be eligible for a bonus of 35% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee.

2.

Stock Options. Subject to approval by SailPoint’s Board of Directors, you will be granted an option to purchase 150,000 shares of SailPoint Common Stock at the fair market value on the date the Board approves the option grant. Half of these shares (50%) will vest based on a time- based schedule and half (50%) will vest on a performance-based schedule.

When approved by the Board of Directors, your grant will include the following change of control provision:

“In the event both (i) a Sale of the Company occurs and (ii) Purchaser’s continuous status as a Service Provider is terminated either (A) by the Company or the acquiring entity without Cause or (B) by Purchaser for Good Reason, in either case, within the twelve month period immediately following such Sale of the Company, then 100% of the Unvested Restricted Stock shall become vested as of the termination of Purchaser’s status as a Service Provider; provided, however, that if Purchaser’s continuous status as a Service Provider ceases prior to any Sale of the Company, then no Unvested Restricted Stock shall vest.”

Additionally, language will be included in your stock option agreement that is similar in substance to the following terms:

For a partial year of service, an employee will receive partial year vesting credit for shares subject to achievement of the EBITDA target, upon achievement of that target. Vesting will be calculated based upon the number of service months in the initial year of service (based on the calendar year).

Please refer to the Stock Option agreement for specific details regarding vesting schedules and change of control terms.

“Cause” means that employee should be dismissed as a result of (i) employee’s conviction of a felony (ii) employee engaging in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which, as determined by the Chief Executive Officer in good faith and in light of all available facts, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company does or might do business; or

(B) expose the Company to a risk of material civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by employee to follow the reasonable directives of the Board or Chief Executive Officer in connection with the business affairs of the Company, or (iv) any material breach by employee of this Agreement or material violation of the Company’s policies or (v) willful and deliberate non-performance of duty by employee in connection with the business affairs of the Company, provided, however, in the event of termination based on (iii), (iv) or (v), employee will have a period of thirty

(30) days after written notice to employee from the Company to cure the circumstance, if curable.

“Good Reason” shall be deemed to occur if: (1) (a) there is a reduction of more than ten percent (10%) of your base compensation unless in connection with similar decreases in the base compensation of other executive officers of the Company, or (b) the company relocates your primary work location outside of the Austin, Texas metropolitan area without your written consent, or (3) there is a change of title, or material reduction in your duties or responsibilities that is inconsistent with your position and (2) within the thirty (30) day period immediately following such event you notify the Company of the occurrence of the event constituting Good Reason and that you are electing to terminate your employment relationship with the Company if the Company fails to cure such event. The Company shall have a thirty (30) day period to cure such event. If the Company affects a cure within such period, you shall not be eligible to terminate for Good Reason.

3.

Moving Expense Reimbursement. SailPoint agrees to reimburse you for up to $25,000 of your actual, documented “qualified” (per IRS rules) moving expenses (“Moving Expense Reimbursement”). You will be reimbursed for any such expenses reasonably incurred by you and submitted with reasonable documentation to SailPoint on or before October 1, 2015. Should you resign or be terminated for cause within twelve (12) months of your start date, you will be required to reimburse SailPoint 100% of the Moving Expense Reimbursement paid to you. Your signature below authorizes SailPoint to deduct reimbursement of the moving expenses from any monies owed to you upon your termination. For avoidance of doubt, SailPoint does not reimburse for costs incurred related to buying or selling of residential property.

In the event that your continuous status as an employee is terminated by the Company without Cause within twelve months of your start date, you will be eligible for reimbursement of up to $25,000 of your actual, documented, “qualified” (per IRS rules) moving expenses for return relocation to your home state of California.

4.

Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan. Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

5.

Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within 3 business days of  the effective date of your employment.

6.

Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

7.

Employment, Proprietary Information, and Invention Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

8.

General. This offer letter, the Employment, Confidential Information and Invention Assignment Agreement, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an officer of SailPoint.

This offer is valid for a period of three business days at which time you must have returned the signed offer and SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Should you have any questions regarding this offer or any other issue, please contact your recruiter or me at 512.346.2000.

Juliette, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

Sincerely,

Mark McClain CEO & Founder

AGREED AND ACCEPTED:

/s/ Juliette Rizkallah
Juliette Rizkallah

07/02/2015
Date

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